PROSPECTUS

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Jamba, Inc.
17,250,000 Shares of Common Stock

This prospectus relates to 17,250,000 shares of our common stock, par value $0.001 per share, which are issuable upon the exercise of warrants originally issued in a public offering pursuant to a prospectus dated June 29, 2005. In order to obtain the shares, the holders of the warrants must pay an exercise price of $6.00 per share. We will receive proceeds from the exercise of the warrants but not from the sale of the underlying common stock.

Our shares of Common Stock are currently traded on the Nasdaq Global Market under the symbol ‘‘JMBA.’’ On December 26, 2006, the closing sale price of the common stock was $10.21.

Investing in our securities involves a high degree of risk. See ‘‘Risk Factors’’ beginning on page 2 of this prospectus for a discussion of information that should be considered before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 27, 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

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Explanatory Note

This updated prospectus relating to the offering and sale of shares of common stock issuable upon exercise of warrants that were previously issued to public investors in connection with the registrant’s initial public offering which were (together with certain other securities of the registrant) initially registered by the registrant on the Registration Statement on Form S-1 (File No. 333-122812) declared effective by the Securities and Exchange Commission on June 29, 2005. This updated prospectus, unless otherwise indicated, is drafted as of November 22, 2006, the date on which the Post-Effective Amendment No. 1 on Form S-3, the registration statement of which this updated prospectus was a part, was filed. Subsequent to the filing of such registration statement, we completed the acquisition of Jamba Juice Company, all as was described in a definitive proxy statement dated November 8, 2006, and changed our name to Jamba, Inc. In order to understand our current business, subsequent to the acquisition of Jamba Juice Company, investors are encouraged to review those documents specifically incorporated by reference herein that are dated after November 22, 2006.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements and other information incorporated by reference from our other filings with the SEC. Unless otherwise stated in this prospectus, references to ‘‘SACI,’’ ‘‘we,’’ ‘‘us’’ or ‘‘our company’’ refer to Services Acquisition Corp. International. An investment in our shares of common stock involves risks. Therefore carefully consider the information provided under the heading ‘‘Risk Factors’’ beginning on p. 2.

We were incorporated in Delaware on January 6, 2005, as a blank check company formed to serve as a vehicle for the acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business whose fair market value is at least equal to 80% of our net assets at the time of such acquisition.

A registration statement for our initial public offering was declared effective on June 29, 2005. On July 6, 2005, we consummated our initial public offering of 15,000,000 units. On July 7, 2005, we consummated the closing of an additional 2,250,000 units that were subject to the underwriters’ over-allotment option. Each unit consists of one share of common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $6.00 per share. Our common stock and warrants started trading separately as of July 28, 2005.

Our net proceeds from the sale of our units were approximately $127,837,468. Of this amount, $126,720,000 was deposited in trust and the remaining $1,117,468 was held outside of the trust. The proceeds held outside the trust are available to be used by us, and are being used by us, to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

On November 8, 2006, we filed a definitive proxy statement with respect to our proposed merger with Jamba Juice Company, and other related items, that is being submitted for shareholder approval at our special meeting of shareholders scheduled to be held on November 28, 2006. If shareholder approval is received, it is anticipated that such merger will occur on November 29, 2006 and that we will, among other things, be renamed ‘‘Jamba, Inc.’’ You are encouraged to read the definitive proxy statement and other public filings with the SEC to understand the effects of the proposed merger with Jamba Juice Company.

Our offices are located at 401 East Las Olas Boulevard, Suite 1140, Fort Lauderdale, Florida 33301, and our telephone number is (954) 713-1165.

THE OFFERING

Securities offered:	17,250,000 shares of common stock, underlying warrants with an exercise price of $6.00 per share. The warrants expire on June 28, 2009.
Number outstanding before this offering	17,250,000 shares
Number to be outstanding after this offering	38,250,000 shares, assuming exercise of all of the warrants
Nasdaq Global Market symbol for our common stock	JMBA
Offering proceeds	Assuming the exercise of all the warrants, we will recieve gross proceeds of $103,500,000. We intend to use the proceeds from the exercise of the warrants for working captial, operating expenses and other general corporate purposes.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our common stock.

Risks associated with our business

If 20% or more of the holders of SACI’s common stock issued in its public offering decide to vote against the proposed acquisition, SACI may be forced to liquidate, stockholders may receive less than $8.00 per share and the warrants may expire worthless.

Under the terms of SACI’s corporate charter, if 20% or more of shares issued in SACI’s initial public offering decide to vote against the proposed merger and opt to convert their shares to cash, SACI may ultimately be forced to liquidate. While SACI will continue to search to acquire an operating company in the service business industry, if (i) it does not consummate a business combination by January 6, 2007, or, (ii) if a letter of intent, agreement in principle or definitive agreement is executed, but not consummated, by January 6, 2007, then by July 6, 2007, it will be forced to liquidate. In any liquidation, the net proceeds of SACI’s initial public offering held in the trust account, plus any interest earned thereon, will be distributed on a pro rata basis to the holders of SACI’s common stock issued in its public offering. If SACI is forced to liquidate its assets, the per-share liquidation will be the $7.35 deposited in the trust account at the time of the initial public offering, plus interest accrued thereon until the date of any liquidation; as of September 30, 2006, there was approximately $7.61 per share. Furthermore, there will be no distribution with respect to SACI’s outstanding warrants and, accordingly, the warrants will expire worthless.

If the merger’s benefits do not meet the expectations of financial or industry analysts, the market price of SACI’s common stock may decline.

The market price of SACI’s common stock may decline as a result of the merger if:

•	SACI does not achieve the perceived benefits of the merger as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the merger on SACI’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decreasing stock price and SACI may not be able to raise future capital, if necessary, in the equity markets.

Failure to complete the merger could negatively impact the market price of SACI’s common stock and may make it more difficult for SACI to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, causing investors to experience a loss on their investment.

If the merger is not completed for any reason, SACI may be subject to a number of material risks, including:

•	the market price of SACI’s common stock may decline to the extent that the current market price of its common stock reflects a market assumption that the merger will be consummated;

•	costs related to the merger, such as legal and accounting fees and the costs of the fairness opinion, must be paid even if the merger is not completed; and

•	charges will be made against earnings for transaction-related expenses, which could be higher than expected.

Such decreased market price and added costs and charges of the failed merger, together with the history of failure in consummating a merger, may make it more difficult for SACI to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, causing investors to experience a loss on their investment. As discussed herein, if the merger is not consummated, it is more likely than not that SACI will be forced to dissolve and liquidate.

Under Delaware law, our dissolution requires the approval of the holders of a majority of our outstanding stock, without which we will not be able to dissolve and liquidate and distribute our assets to our public stockholders.

We have agreed with the trustee to promptly adopt a plan of dissolution and liquidation and initiate procedures for our dissolution and liquidation if we do not effect a business combination within 18 months after consummation of our initial public offering (or within 24 months after the consummation of our initial public offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of our initial public offering and the business combination related thereto has not yet been consummated within such 18-month period). However, pursuant to Delaware law, our dissolution requires the affirmative vote of stockholders owning a majority of our then outstanding common stock. Soliciting the vote of our stockholders will require the preparation of preliminary and definitive proxy statements, which will need to be filed with the Securities and Exchange Commission and could be subject to their review. This process could take a substantial amount of time ranging from 40 days to several months.

As a result, the distribution of our assets to the public stockholders could be subject to a considerable delay. Furthermore, we may need to postpone the stockholders meeting, resolicit our stockholders or amend our plan of dissolution and liquidation to obtain the required stockholder approval, all of which would further delay the distribution of our assets and result in increased costs. If we are not able to obtain approval from a majority of our stockholders, we will not be able to dissolve and liquidate and we will not be able to distribute funds from our trust account to holders of our common stock sold in our initial public offering and these funds will not be available for any other corporate purpose. In the event we seek stockholder approval for a plan of dissolution and liquidation and do not obtain such approval, we will nonetheless continue to pursue stockholder approval for our dissolution. However, we cannot predict whether our stockholders will approve our dissolution in a timely manner or will ever approve our dissolution. As a result, we cannot provide our initial stockholders with assurances of a specific timeframe for the dissolution and distribution. If our stockholders do not approve a plan of dissolution and liquidation and the funds remain in the trust account for an indeterminate amount of time, we may be considered to be an investment company.

A stockholder may make a claim against SACI for taking actions inconsistent with its initial public offering prospectus as such stockholder may interpret the requirement that SACI’s board of directors determine the fair value of acquisition targets based upon certain standards set forth in SACI’s initial public offering prospectus differently than SACI’s management interpreted such standards and as a result, SACI may suffer monetary losses.

SACI’s prospectus stated that the fair market value of a business to be acquired by SACI would be determined by its board of directors based upon standards generally accepted by the financial community such as actual and potential sales, earnings and cash flow and book value. Although,

SACI’s board considered these factors, and concluded that the purchase price was fair to SACI, SACI did not determine a specific valuation of Jamba Juice at the time it entered into the merger agreement. Accordingly, a stockholder may make a claim against SACI that it failed to comply with the terms of its initial public offering prospectus when evaluating the acquisition of Jamba Juice Company.

Although SACI would vigorously contest any such claim, it could incur considerable expense in defending such a claim. If SACI were not successful, it would be liable for damages as determined by a court or may have to make payments in connection with settling such claim.

If SACI is deemed to be an investment company, SACI may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for it to complete a business combination.

In order not to be regulated as an investment company under the Investment Company Act of 1940, or the Investment Company Act, unless SACI can qualify for an exclusion, SACI must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that its activities do not include investing, reinvesting, owning, holding or trading ‘‘investment securities.’’ SACI’s business is to identify and consummate a business combination and thereafter to operate the acquired business or businesses. SACI invests the funds in the trust account only in treasury bills issued by the United States having a maturity of 180 days or less or money market funds meeting the criteria under Rule 2a-7 under the Investment Company Act until it uses them to complete a business combination. By limiting the investment of the funds to these instruments, SACI believes that it will not be considered an investment company under the Investment Company Act. The trust account and the purchase of government securities for the trust account is intended as a holding place for funds pending the earlier to occur of either: (i) the consummation of our primary business objective, which is a business combination, or (ii) absent a business combination, our dissolution, liquidation and distribution of our assets, including the proceeds held in the trust account, as part of our plan of dissolution and liquidation. If we fail to invest the proceeds as described above or if we cease to be primarily engaged in our business as set forth above (for instance, if our stockholders do not approve a plan of dissolution and liquidation and the funds remain in the trust account for an indeterminable amount of time), we may be considered to be an investment company and thus be required to comply with the Investment Company Act.

If SACI is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

•	restrictions on the nature of its investments; and

•	restrictions on the issuance of securities;

each of which may make it difficult for it to consummate a business combination. SACI would also become subject to burdensome regulatory requirements, including reporting, record keeping, voting, proxy and disclosure requirements and the costs of meeting these requirements would reduce the funds it has available outside the trust account to consummate a business combination.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share liquidation price received by stockholders could be less than $7.61 per share.

Our placing of funds in the trust account may not protect those funds from third party claims against us. Pursuant to Delaware General Corporation Law Sections 280 and 281, upon our dissolution we will be required to pay or make reasonable provision to pay all claims and obligations of the corporation, including all contingent, conditional or unmatured claims. While we intend to pay those amounts from our funds not held in trust, we do not believe those funds will be sufficient to cover such claims and obligations. Although we seek to have all vendors, prospective target businesses or other entities with which we execute valid and enforceable agreements waive any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they execute such agreements, or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility and other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantagewith a claim against our assets, including the funds held in the trust account. To date, we have received such an agreement from Jamba Juice Company and each of our vendors except Merrill Corp. (approximately $125,000 currently owed), Automated Data Processing, Inc. (approximately $1,200 currently owed), Depository Trust Company (approximately $500 currently owed), Marsh USA (approximately $56,000 currently owed), Rothstein Kass CPA (approximately $40,000 currently owed), and Morrow & Co. (approximately $7,000). Our initial directors and officers have agreed to indemnify us for claims by vendors who have not executed an enforceable waiver and, accordingly, those officers and directors are obligated to indemnify the trust against any claims made by the vendors listed above.

In addition, although our initial directors and officers have agreed to indemnify us for claims by any vendor that is owed money by us for services rendered or products sold to us, to the extent that such claims reduce the amounts in the trust fund to be distributed to the public stockholders upon our dissolution and liquidation, this indemnification is limited to claims by vendors that do not execute a valid and enforceable waiver of all rights, title, interest, and claim of any kind in or to the monies held in the trust account. The indemnification provided by our directors and officers would not cover claims by target businesses or other entities and vendors that execute such waivers nor claims related to torts, such as if someone were to be injured on our premises, securities litigation or franchise and income tax liabilities which assuming a liquidation date of June 30, 2007, will be an estimated $400,000. Except with respect to the approximate $400,000 of franchise and income tax liabilities, we are not aware of any other claims of the type described above nor any basis for any such claim and, as of September 30, 2006, there is approximately $185,000 of cash outside of the trust account. Based on representations made to us by our initial directors and officers, we currently believe that they are of substantial means and capable of funding a shortfall in our trust account to satisfy their foreseeable indemnification obligations, however, the indemnification may be limited as we have not asked them to reserve for such an eventuality. The indemnification obligations may be substantially higher than our directors and officers currently foresee or expect and/or their financial resources may deteriorate in the future which could also act as a limitation on this indemnification. Hence, we cannot assure you that our initial directors and officers will be able to satisfy those obligations or that the proceeds in the trust account will not be reduced by such claims. Furthermore, creditors may seek to interfere with the distribution of the trust account pursuant to federal or state creditor and bankruptcy laws, which could delay the actual distribution of such funds or reduce the amount ultimately available for distribution to our public stockholders. If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts due to them. Accordingly, the actual per share amount distributed from the trust account to our public stockholders could be significantly less than approximately $7.61 per share, without taking into account interest earned on the trust account, due to claims of creditors. Any claims by creditors could cause additional delays in the distribution of trust funds to the public stockholders beyond the time periods required to comply with Delaware General Corporation Law procedures and federal securities laws and regulations. As discussed herein, if the merger is not consummated, it is more likely than not that SACI wil be forced to dissolve and liquidate. In such event, it is more likely than not that the amount distributed to our public stockholders will be less than $7.61 per share.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

We have agreed with the trustee to promptly adopt a plan of dissolution and liquidation and initiate procedures for our dissolution and liquidation if we do not complete a business combination within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement is executed within 18 months after the consummation of this offering and the business combination relating thereto is not consummated within such 18-month period). Under the Delaware General

Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If we complied with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that we make reasonable provision for all claims against us, including a 60-day notice period during which any third-party claims can be brought against us, a 90-day period during which we may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution would be limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after dissolution and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our public stockholders amounts owed to them by us.

Results of operations may be volatile as a result of the impact of fluctuations in the fair value of SACI’s outstanding warrants from quarter to quarter.

SACI’s outstanding warrants are classified as derivative liabilities and therefore, their fair values are recorded as derivative liabilities on SACI’s balance sheet. Changes in the fair values of the warrants will result in adjustments to the amount of the recorded derivative liabilities and the corresponding gain or loss will be recorded in SACI’s statement of operations. SACI is required to assess these fair values of its derivative liabilities each quarter and as the value of the warrants is quite sensitive to changes in the market price of SACI’s stock, among other things, fluctuations in such value could be substantial and could cause SACI’s results to not meet the expectations of securities analysts and investors. Even if the merger is consummated, these fluctuations will continue to impact SACI’s results of operations as described above for as long as the warrants are outstanding.

FORWARD-LOOKING STATEMENTS

This prospectus and other documents we file with the SEC contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our expected results of operations, financial resources or our projected plans for the expansion of our business, as well as other estimates relating to future operations. Words or phrases of expectation or uncertainty like ‘‘expect,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘may,’’ ‘‘will,’’ ‘‘could,’’ ‘‘opportunity,’’ ‘‘future,’’ ‘‘project,’’ variations of such words and similar expressions are intended to identify ‘‘forward-looking statements,’’ although not all forward-looking statements contain these identifying words.

Statements that are not historical facts are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections for our business and the industry and markets in which we compete. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. In addition, we advise you that the factors listed in the ‘‘Risk Factors’’ section beginning on page 2, as well as other factors we have not currently identified, could affect our financial or other performance and could cause our actual results to differ materially from any opinions or statements expressed with respect to future periods or events in any forward-looking statement. We will not undertake and specifically decline any obligation to publicly release revisions to these forward-looking statements to reflect either circumstances after the date of the statements or the occurrence of events which may cause us to re-evaluate our forward-looking statements, except as may be required by law.

USE OF PROCEEDS

Assuming the exercise of all the warrants, we will receive gross proceeds of $103,500,000. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock offered hereby is determined by reference to the exercise price of the warrants. The exercise price of the warrants is $6.00 per share.

DESCRIPTION OF SECURITIES

General

We are currently authorized to issue 150,000,000 shares of common stock, par value $.001, and 1,000,000 shares of preferred stock, par value $.001. As of December 21, 2006, 51,879,999 shares of common stock are outstanding. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and one warrant, which started trading separately as of the opening of trading on July 28, 2005. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of SACI’s existing stockholders, including all of its officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to SACI’s initial public offering in accordance with the majority of the votes cast by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in SACI’s initial public offering or purchased following the offering in the open market by any of SACI’s initial stockholders, officers and directors. Additionally, SACI’s initial stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of SACI’s stockholders.

SACI will proceed with a business combination only if: (i) a majority of the shares of common stock voted by the holders of the common stock issued in SACI’s initial public offering that are present in person or by proxy and entitled to vote are voted in favor of the business combination and (ii) public stockholders owning less than 20% of the shares sold in SACI’s initial public offering exercise their conversion rights discussed below.

If SACI is forced to liquidate prior to a business combination, holders of SACI’s shares of common stock purchased in its initial public offering are entitled to share ratably in the trust fund, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. SACI’s initial stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the initial public offering if SACI is forced to liquidate.

SACI’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Holders of 3,750,000 shares of common stock that were outstanding prior to our initial public offering are entitled to registration rights. The holders of the majority of these shares are entitled to make up to two demands that we register the resale of these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain ‘‘piggy-back’’ registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that it will not do so in the future.

Warrants

We currently have warrants outstanding to purchase 17,250,000 shares of our common stock. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time.

The warrants will expire on June 28, 2009, at 5:00 p.m., New York City time. We may call the warrants for redemption, in whole and not in part, at a price of $.01 per warrant at any time after the warrants become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrant holder, if, and only if, the last reported sale price of the common stock equals or exceeds

$11.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders and the weekly trading volume of our common stock has been at least 800,000 shares for each of the two calendar weeks prior to the notice of redemption.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and SACI.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Unit Purchase Option

In connection with our initial public offering, we agreed to sell to Broadband Capital Management LLC, the underwriter in our initial public offering, for $100, an option to purchase up to a total of 750,000 units. The units issuable upon exercise of this option are identical to those offered in our initial public offering except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the units sold in the initial public offering). This option is exercisable at $10.00 per unit commencing on the later of the consummation of a business combination and June 29, 2006 and expiring June 29, 2010. The option may not be sold, transferred, assigned, pledged or hypothecated for the one-year period ending June 29, 2006. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Transfer Agent and Warrant Agent

The transfer agent for SACI’s securities and warrant agent for SACI’s warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Mintz Levin Cohen Ferris Glovsky and Popeo, P.C., New York, New York.

EXPERTS

Certain of the financial statements incorporated by reference in this prospectus have been audited by Rothstein, Kass and Company, P.C., independent registered public accounting firm, to the extent and for the period set forth in their report. The financial statements and the report of Rothstein, Kass and Company, P.C. are included in reliance upon their report given upon the authority of Rothstein, Kass and Company, P.C. as experts in auditing and accounting. In addition, certain of the financial statements incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, to the extent and for the period set forth in their report. The financial statements and the report of Deloitte & Touche LLP are included in reliance upon their report given upon the authority of Deloitte & Touche LLP, as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a Post-Effective Amendment on Form S-3 to Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement and exhibits filed with the registration statement.

You may also read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. In addition, our reports, proxy and information statements have been filed electronically with the SEC which can be accessed at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Exchange Act, which means that we are disclosing it to you by referring to another document filed separately with the SEC. The information contained in the documents we are incorporating by reference is considered to be a part of this prospectus, and the information that we later file with the SEC will automatically update and supercede the information contained or incorporated by reference in this prospectus. Accordingly, we incorporate by reference:

•	The Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 29, 2006, as amended by Form 10-K/A filed on August 3, 2006;

•	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed on May 15, 2006, as amended by the Forms 10-Q/A filed on May 15, 2006 and August 3, 2006;

•	The Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed on August 9, 2006;

•	The Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed on November 9, 2006;

•	The amended Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2005, as filed on August 3, 2006;

•	The definitive merger proxy on Schedule 14A, filed on November 8, 2006;

•	The Current Reports on Form 8-K filed on April 17, 2006, June 30, 2006, July 21, 2006, August 3, 2006, September 1, 2006, November 7, 2006, November 8, 2006, November 24, 2006, December 5, 2006 and December 6, 2006 and Amended Current Reports on Form 8-K/A filed on September 1, 2006 and November 7, 2006; and

•	The description of our common stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A, filed on June 28, 2005, including any amendment or report filed for the purpose of updating the description of our common stock.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Investor Relations
Jamba, Inc.
1700 17th Street
San Francisco, CA 94103
(415) 865-1100

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

JAMBA, Inc.

17,250,000 Shares of
Common Stock

PROSPECTUS

The date of this prospectus is December 27, 2006